Exhibit 99.3

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES NEW $5 MILLION REVOLVING CREDIT FACILITY

Sykesville, MD – January 4, 2017 – GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced that it has entered into a new $5 million revolving line of credit, which replaces the Company's previous credit facility that was scheduled to mature in March 2017.

The new three-year credit facility with Citizens Bank provides GSE the ability to utilize the facility for general working capital with a lower interest rate of LIBOR plus 2.25%, a reduction in letter of credit fees from 1.75% to 1.25%, and lower unused capacity fees and removes the previous credit facility's restricted cash requirement for future letters of credit.  The agreement is subject to standard financial covenants and reporting requirements.

Chris Sorrells, GSE's Chief Operating Officer, said, "We are pleased to close on this new enhanced credit facility, which reflects GSE's strengthening business fundamentals and increasing profitability over the past year under our ongoing transformation.  Today our Company is on strong financial footing and as a result, well-positioned to effect our growth strategy.  This new facility, coupled with the cash generated by our business, provides us with additional flexibility as we pursue our strategic initiatives and continue the expansion of our business."

Emmett Pepe, GSE's Chief Financial Officer, added, "We look forward to building a strong relationship with Citizens Bank, our new lending partner, as we continue to implement best practices in GSE's finance department to support the growth of the business.  The progress of the last year is allowing us the opportunity to continue to improve our business partners and drive better economic outcomes for our shareholders.  The Company intends to use proceeds from the new facility for general corporate purposes and to fund the Company's strategic initiatives."

"GSE Systems is a great new client for Citizens as we continue to expand our Maryland business.  We look forward to helping them achieve their near- and long-term strategic and financial goals," said Ted Prushinski, Senior Vice President and Market Executive at Citizens Bank. "Listening, advising and providing creative solutions is how Citizens delivers value for clients at every stage of their business life cycle."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

ABOUT CITIZENS FINANCIAL GROUP, INC.
Citizens Financial Group, Inc. is one of the nation's oldest and largest financial institutions, with $147 billion in assets as of September 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers "bank better" with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipate," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com